CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 333-56203 under the Securities Act of 1933 on Form N-1A of our report dated July 25, 2013, relating to the financial statements and financial highlights of BlackRock Small Cap Growth Fund II and BlackRock Master Small Cap Growth Portfolio (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended May 31, 2013. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

September 26, 2013